EXHIBIT 99.1

Antero Resources Proved Reserves Increased 10% to 3.6 Tcfe at Mid-Year; Provides Hedging Update

Denver, CO, July 21, 2011 — Antero Resources announced today that its proved reserves at June 30, 2011 increased 10% to 3.6 Tcfe while proved, probable and possible reserves (3P) increased by 37% to 14.3 Tcfe.  Antero also announced that it has increased its natural gas hedge position since May 2011 to 465 Bcfe with an average NYMEX-equivalent price of $5.92 per MMBtu.

Proved Reserves

At June 30, 2011, Antero added 194 Bcfe of proved reserves through the drill bit and 168 Bcfe through positive performance revisions, net of price revisions.  As a result, June 30, 2011 proved reserves totaled 3.6 Tcfe, up 10% from 3.2 Tcfe at year-end 2010.  Proved developed reserves increased 44% from year-end 2010 to 657 Bcfe.  At mid-year 2011, 78% of Antero’s proved reserves by volume were natural gas, 19% were NGLs and 3% were crude oil.

The Company’s June 30, 2011 proved reserves were distributed as follows: 48% in the Piceance Basin, 31% in the Marcellus Shale, 19% in the Arkoma Woodford Shale and 2% in the Fayetteville Shale.  As of June 30, 2011, only 10% of Antero’s 190,000 net Marcellus acres were classified as proved.  Given Antero’s successful drilling results to date as well as those of other operators, Antero believes that a substantial portion of its Marcellus Shale acreage will be classified as proved over time as more wells are drilled.

While both proved developed and total proved reserve volumes increased, the percentage of proved reserves in the proved undeveloped category decreased to 82% at June 30, 2011 as compared to 86% at year-end 2010.  The 44% increase in proved developed reserves was a result of the successful execution of Antero’s low cost development drilling plan.  The increase in proved undeveloped reserves was primarily attributable to an increase in expected recoveries in the Marcellus Shale and Piceance Basin, expected improvement in price realizations in the Marcellus Shale due to the recently executed gas processing agreement, partially offset by a decrease in Arkoma reserves due to lower pricing and higher drilling and completion costs.

Under Securities and Exchange Commission (SEC) reporting rules, proved reserves are limited to reserves that are planned to be developed in the next five years.  Antero’s 2.9 Tcfe of proved undeveloped reserves will require an estimated $4.0 billion of development capital over the next five years, resulting in an average development cost for such proved undeveloped reserves of $1.37 per Mcfe.  Antero plans to utilize a combination of operating cash flow, credit facility capacity and funds from potential future capital markets transactions to fund the development capital costs.

Antero’s Marcellus Shale, Woodford Shale and Fayetteville Shale proved reserves at June 30, 2011 were all audited by DeGolyer and MacNaughton (D&M).  D&M’s reserve audit covered properties representing over 80% of Antero’s total estimated proved reserves in those areas at June 30, 2011 and was within 2% of Antero’s internal reserve estimates.  The Company’s Piceance Basin proved reserves at June 30, 2011 were audited by The Ryder Scott Company.  Ryder Scott’s reserve audit covered properties representing all of Antero’s total estimated proved reserves in the Piceance at June 30, 2011 and was within 1% of Antero’s internal reserve estimates.

The current SEC rules require that reserve calculations be based on the average first of month prices for the previous 12 months (SEC prices).  NYMEX SEC prices for June 30, 2011 reserves averaged $4.20/MMBtu, while the benchmark producing basin natural gas prices utilized were $3.96 per MMBtu in the Arkoma Basin, $3.74 per MMBtu in the Piceance Basin and $4.29 per MMBtu in Appalachian Basin (based on SEC price rules).  Using SEC prices adjusted for energy content and quality, the pre-tax present value discounted at 10% (“pre-tax PV10”) of the June 30, 2011 proved reserves was $2.5 billion, excluding the Company’s natural gas and oil hedges.  Including Antero’s current hedges at June 30, 2011 using SEC prices and discounted at 10%, the pre-tax PV10 value of proved reserves was $3.1 billion, a 65% increase over year-end 2010.  The pre-tax PV10 value of proved developed reserves was $1.0 billion excluding hedges and $1.5 billion including current hedges.

Using the 5-year futures NYMEX strip prices averaging $4.99 per MMBtu at June 30, 2011, along with the corresponding benchmark producing basin natural gas prices which were $4.65 per MMBtu in the Arkoma Basin, $4.57 per MMBtu in the Piceance Basin and $4.95 per MMBtu in the Appalachian Basin, Antero’s June 30, 2011 proved reserves increased to 4.1 Tcfe with a pre-tax PV10 value of $4.3 billion excluding hedges.  Including the Company’s current hedges at the 5-year futures strip prices above, the pre-tax PV10 value of the June 30, 2011 proved reserves was $4.6 billion, a 58% increase over year-end 2010.

Summary of Changes in Proved Reserves (in Bcfe)

Balance at December 31, 2010	3,231
Extensions, discoveries, book NGLs and additions	194
Purchases	—
Price and performance revisions	168
Sales	(1)
Production	(35)
Balance at June 30, 2011	3,557

Proved, Probable and Possible Reserves

Antero estimates June 30, 2011 proved, probable and possible reserves (3P) of 14.3 Tcfe, a 37% increase over year-end 2010.  The 3P reserves were comprised of 12.6 Tcf of natural gas, 256 million barrels of NGLs and 26 million barrels of oil.  Antero’s 3P reserves were prepared using SEC price rules.  All probable and possible reserves were engineered by Antero’s internal reserve engineering staff.

The table below summarizes Antero’s estimated 3P reserve volumes at SEC pricing, broken out by operating area:

Reserve Estimates (Bcfe)(1)	Marcellus	Piceance	Woodford	Fayetteville	TOTAL
Proved Reserves	1,107	1,716	659	75	3,557
Probable Reserves	6,046	845	72	10	6,973
Possible Reserves	2,738	795	229	47	3,809
Total 3P Reserves	9,891	3,356	960	132	14,339

% of 3P Volume by Basin	69%	23%	7%	1%

(1) — Oil and NGLs are converted to natural gas reserves using a 6 Mcfe per Bbl ratio.

Commodity Hedge Update

Antero has hedged 465 Bcfe of future production using fixed price swaps covering the period from July 1, 2011 through December 2016 at an average NYMEX-equivalent price of $5.92 per MMBtu.  Over 85% of Antero’s remaining estimated 2011 production is hedged at a NYMEX-equivalent price of $5.87 per MMBtu.  Virtually all of Antero’s financial hedges are tied to the local basin.  For presentation purposes, these basin prices are converted by Antero to NYMEX-equivalent prices using current basis differentials in the over-the-counter futures market.  Antero has nine different counterparties to its hedge contracts, all but one of which are lenders in Antero’s bank credit facility.

The following table summarizes Antero’s hedge positions held as of today:

	Natural gas equivalent	NYMEX- Equivalent
Calendar Year	MMBtu/day	index price
2011	204,430	$5.86
2012	273,385	$5.85
2013	257,444	$5.98
2014	300,000	$5.99
2015	330,000	$5.88
2016	10,000	$6.10

Pre-tax PV10 value may be considered a non-GAAP financial measure as defined by the SEC.  We believe that the presentation of pre-tax PV10 value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and our current tax structure.  We further believe investors and creditors use pre-tax PV10 value as a basis for comparison of the relative size and value of our reserves as compared with other companies.  Because Antero does not calculate its discounted future income taxes associated with reserves as of June 30, 2011, it is not able to reconcile pre-tax PV-10 to its standardized measure of discounted future net cash flows.

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia and Pennsylvania, the Piceance Basin in Colorado and the Arkoma Basin in Oklahoma.

Cautionary Statements

This release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond Antero’s control.  All information, other than historical facts included in this release, is considered forward-looking information.   All forward-looking statements speak only as of the date of this release.  Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

The SEC, under its recently revised guidelines, permits oil and gas companies to disclose probable and possible reserves in their filings with the SEC. Antero does not plan to include probable and possible reserve estimates in its filings with the SEC.  Antero has provided internally generated estimates for probable and possible reserves in this release in accordance with SEC guidelines.  The estimates of probable and possible reserves included in this release have not been prepared or reviewed by Antero’s third-party engineers.  Antero’s estimate of probable and possible reserves is provided in this release because management believes it is useful information that is widely used by the investment community in the valuation, comparison and analysis of companies.  However, we note that the SEC prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category.

For more information, contact Chad Green, Finance Manager, at 303-357-7339 or cgreen@anteroresources.com.